Sanguine Corporation Completes its Restructure

Wednesday, September 10, 2008 PASADENA, Calif.--(BUSINESS WIRE)--Sanguine Corporation (OTC Bulletin Board: SGUI - News), (formerly OTCBB: SGNC) is pleased to announce the restructure of the Company’s shares incorporating a 20 for 1 reverse split.  The Company’s market capitalization has remained unchanged during this process.

According to Sanguine’s CFO, Mr. David Nelson, “We are excited to complete the restructure of our public shares, which reduces the number of shares issued and outstanding by 20:1.  With the reduced number of shares, we look forward to increasing shareholder value through executing a variety of internal programs our management team has been working on.  The completion of this process was the first and necessary step.  We look forward to sharing additional developments with shareholders in the near future.”

For information related to the Sanguine Corporation, contact Investor Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.sanguine-corp.com.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:

For Sanguine Corporation

Michael Dancy, 801-746-3570 (Investor Relations)

medancy@allwest.net